EXHIBIT 99

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 222-9013
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-6144

TANDY BRANDS ACCESSORIES REPORTS FOURTH QUARTER
AND FISCAL YEAR 2004 RESULTS

Quarterly Results at High End of Guidance Range

Issues EPS Guidance of $1.28 to $1.36 for Fiscal Year 2005

ARLINGTON, TX, August 16, 2004 – Tandy Brands Accessories, Inc. (Nasdaq NM:TBAC) today announced financial results for the fourth quarter and fiscal year ended June 30, 2004.

For the fourth quarter of fiscal 2004, net sales were $44.5 million, compared to $51.2 million in the prior period last year. Net income for the fourth quarter of fiscal 2004 was $151,000, or $0.02 per diluted share, compared to net income of $663,000, or $0.11 per diluted share, for the same period last year.

For the fiscal year ended June 30, 2004, net sales were $215.4 million, compared to $224.5 million for fiscal 2003. Net income for fiscal year 2004 was $7.0 million, or $1.10 per diluted share, compared to $7.1 million, or $1.18 per diluted share, for fiscal 2003. Net income for fiscal year 2003 included a first quarter non-cash charge, net of income taxes, of $581,000, or $0.10 per diluted share, related to the cumulative effect of the accounting change for the adoption of Statement of Financial Accounting Standards No. 142.

J. S. B. Jenkins, President and Chief Executive Officer, commented, “Our men’s accessories net sales for the quarter increased 8%, reflecting strong performance in our men’s and boy’s product categories. As anticipated, our strong fourth quarter men’s sales performance was offset by lower sales of mass merchant women’s accessories as a result of competitive market pressures and fewer fashion item-driven trends. Even so, our quarterly sales and earnings results met the upper range of management’s guidance for the fourth quarter.”

Mr. Jenkins continued, “On the balance sheet, we exceeded our expectations for the fiscal year. Our improved positions in accounts receivable and inventory allowed us to generate cash which was used to reduce debt significantly. We are proud of our efforts to reduce our net long-term debt position, which as of June 30, 2004, was $10 million.”

On July 20, 2004, the company paid its fourth quarterly dividend of $0.025 per share to shareholders. Additionally, the Board of Directors declared a quarterly dividend for the first quarter of fiscal 2005 of $0.0275, which reflects a 10% increase compared to the quarterly dividend for the same period last year. The dividend of $0.0275 per share will be payable on October 19, 2004, to shareholders of record as of September 30, 2004.

The company currently expects sales in the first quarter of fiscal 2005 to be in the range of $60 million to $65 million and earnings per diluted share to be in the range of $0.43 to $0.46. For fiscal year 2005, the company expects sales to be in the range of $220 million to $229 million and earnings per diluted share to be in the range of $1.28 to $1.36.

Mr. Jenkins concluded, “We are excited about our new business initiatives as well as the opportunities that lie ahead in our core accessories business. The initial responses to our newly acquired Eton gift accessory business and our new product line launches of men’s neckwear and jewelry have been well received by our customers. Overall, we believe that our portfolio of quality brands along with our new set of growth initiatives will put us on plan for solid sales and earnings growth for our 2005 fiscal year.”

Conference Call Information
 Investors and interested parties will have the opportunity to listen to management’s discussion of Tandy Brands’ fourth quarter results in a conference call to be held today, Monday, August 16, 2004, at 10:00 a.m. ET. The dial-in number for the call is (973) 935-8516. A live webcast of the conference call will also be broadcast at: www.viavid.net. For those who are unable to listen to the live broadcast, an audio replay of the call will be available through Monday, August 23, 2004, and can be accessed by dialing (973) 341-3080, passcode #5062205.

About Tandy Brands Accessories, Inc.
 Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, gifts, sporting goods, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.

Safe Harbor Language
 Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

(Tables to follow)

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net sales	$44,469	$51,226	$215,420	$224,487
Cost of goods sold	28,278	33,664	140,135	146,399

Gross margin	16,191	17,562	75,285	78,088

Selling, general and administrative expenses	14,660	14,830	57,519	58,450
Depreciation and amortization	1,005	1,038	4,055	4,267

Total operating expenses	15,665	15,868	61,574	62,717

Operating income	526	1,694	13,711	15,371
Interest expense	(390)	(646)	(2,357)	(2,833)
Royalty, interest and other income	72	41	128	101

Income before provision for income taxes and cumulative effect of accounting change	208	1,089	11,482	12,639
Provision for income taxes	57	426	4,445	4,922

Net income before cumulative effect of accounting change	151	663	7,037	7,717
Cumulative effect of accounting change for SFAS No. 142, net of income taxes	—	—	—	(581)

Net income	$151	$663	$7,037	$7,136

Earnings per common share:
Before accounting change	$0.02	$0.11	$1.13	$1.30
Cumulative effect of accounting change	0.00	0.00	0.00	(0.10)

	$0.02	$0.11	$1.13	$1.20

Earnings per common share-assuming dilution:
Before accounting change	$0.02	$0.11	$1.10	$1.28
Cumulative effect of accounting change	0.00	0.00	0.00	(0.10)

	$0.02	$0.11	$1.10	$1.18

Dividends declared per share	$0.025	$0.00	$0.10	$0.00

Common shares outstanding	6,319	6,017	6,229	5,952

Common shares outstanding shares-assuming dilution	6,457	6,125	6,389	6,046

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	June 30,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$6,086	$3,814
Accounts receivable, net	33,427	41,672
Inventories	57,086	62,156
Deferred income taxes	4,009	4,757
Other current assets	1,613	1,250

Total current assets	102,221	113,649

Property, plant and equipment, at cost:
Property and equipment, at cost	34,581	31,885
Accumulated depreciation	(20,206)	(17,261)

Net property, plant and equipment	14,375	14,624

Goodwill, net of accumulated amortization	11,655	11,641
Other intangibles, less amortization	4,534	4,900
Other noncurrent assets	1,341	1,716

TOTAL ASSETS	$134,126	$146,530

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,224	$14,522
Accrued expenses	6,828	9,996

Total current liabilities	21,052	24,518

Notes payable	10,000	30,000
Deferred income taxes	2,066	1,776
Other noncurrent liabilities	215	182

Total liabilities	33,333	56,476

Stockholders’ equity:
Common stock	6,306	6,019
Additional paid-in capital	26,948	23,802
Cumulative other comprehensive income and unearned compensation on restricted stock	(304)	(1,196)
Retained earnings	67,843	61,429

Total stockholders’ equity	100,793	90,054

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$134,126	$146,530